EXHIBIT 3.1
                                                                 -----------

                  CERTIFICATE OF DESIGNATION OF PREFERENCES OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                           OF URECOATS INDUSTRIES INC.
                             A DELAWARE CORPORATION
                         PURSUANT TO SECTION 151 OF THE
                           GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE

     Urecoats Industries Inc. (the "Company") does hereby certify:

     Pursuant to the authority vested in the Board of Directors of the Company given by Article Fourth of the Company's Restated Articles of Incorporation, as amended, the Board of Directors of the Company has duly adopted the following resolutions:

          NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of a series of preferred stock of the corporation consisting of 500,000 shares designated as "Series B Convertible Preferred Stock, par value $1.00 per share" and does hereby fix the preferences, qualifications, limitations, restrictions and special or relative rights relating to said Series B Convertible Preferred Stock as follows:

               (1)  DESIGNATION; VOTING RIGHTS.

                    (a) The series of preferred stock established hereby shall be designated the "Series B Convertible Preferred Stock, par value $1.00" which series shall herein be referred to as the "SERIES B PREFERRED SHARES" and the authorized number of Series B Preferred Shares shall be 500,000. The stated value per each Series B Preferred Share shall be $5.00, which includes a par value of $1.00 per share (the "STATED VALUE").

                    (b) The holders of the outstanding Series B Preferred Shares (collectively, the "HOLDERS" and each a "HOLDER") shall have no voting rights with respect to the Series B Preferred Shares, except as required by law, including but not limited to The General Corporation Law of Delaware, and as expressly provided in this Certificate of Designation.

               (2) HOLDER'S CONVERSION OF Series B Preferred Shares. A Holder shall have the right, at such Holder's option, to convert the Series B Preferred Shares into shares of the Company's common stock, $.01 par value per share (the "COMMON STOCK") (as converted, the "CONVERSION SHARES"), on the following terms and conditions:

                    (a) CONVERSION RIGHT. Subject to the restrictions identified herein, any Holder shall be entitled to convert any or all of the Series B Preferred Shares into fully paid and nonassessable restricted shares of Common Stock at the Conversion Rate (as defined below) at any time on or from time to time after 180 days from the initial date of issuance of the first Series B Preferred Shares are issued (the "INITIAL ISSUANCE DATE") provided the Company has the statutory power and authority to issue such restricted shares at the time of conversion. The Company covenants to take all necessary steps after the Initial Issuance Date and prior to the Mandatory Conversion Date (as defined

                                      -1-
below), to cause the Company to have the necessary statutory power and authority to issue the restricted shares of common stock upon conversion of the Series B Preferred Shares.

          For purposes of this Certificate of Designation, the following terms shall have the following meanings:

               (i) "CONVERSION DATE" means the date of delivery of a Conversion Notice pursuant to Section (2)(b)(i) hereof.

               (ii) "CONVERSION RATIO" means 15 shares of restricted Common Stock for each share of Series B Preferred Shares converted.

               (iii) "PURCHASE AGREEMENT" means the Securities Purchase Agreement dated as of September 30, 2001 by and among the Company and the Buyer's signatory thereto.

               (iv) "SEC" means the United States Securities and Exchange Commission.

               (v) "UNDERLYING COMMON STOCK" means the shares of Common Stock issuable upon conversion of all the outstanding Series B Preferred Shares without regard to any restrictions on conversion or exercise.

          (b) MECHANICS OF CONVERSION. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 4 below:

               (i) HOLDER'S DELIVERY REQUIREMENTS. To convert SERIES B PREFERRED SHARES into full shares of Common Stock on any Conversion Date, the Holder thereof shall (A) deliver by courier or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion set forth in the form attached hereto as Exhibit I (the "CONVERSION NOTICE"), to the Company's Corporate Secretary, and (B) if required by Section 2(b)(vi), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificate(s) representing the Series B Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES").

               (ii) COMPANY'S RESPONSE. Upon receipt by the Company of the Conversion Notice by courier or facsimile, the Company shall, (A) on the next business day following the date of receipt (or the second business day following the date of receipt if received after 11:00 a.m. local time of the Company) send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder, and (B) instruct its transfer agent to issue a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, with a restrictive legend, to the address as specified in the Conversion Notice.

               (iii) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series B Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the close of business on the Conversion Date.

               (iv) BOOK-ENTRY. Notwithstanding anything to the contrary set forth herein, upon conversion of the Series B Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Series B Preferred Shares to the Company unless the full number of Series B Preferred Shares represented by the certificate are being converted. The Holder and the Company shall maintain records showing the number of Series B Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Series B Preferred Shares upon each such conversion. The Company shall confirm to a Holder, within three (3) business days of a request therefor, the unconverted number of Series B Preferred Shares represented by a certificate held by such Holder. In the event of any dispute or discrepancy, such records of the Company establishing the number of Series B Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series B Preferred Shares represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the Series B Preferred Shares unless the Holder first physically surrenders the certificate representing the Series B Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Series B Preferred Shares represented by such certificate. The Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series B Preferred Shares, the number of Series B Preferred Shares represented by such certificate may be less than the number of Series B Preferred Shares stated on the face thereof. Each certificate for Series B Preferred Shares shall bear the following legend:

     "ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATION RELATING TO THE SERIES B PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(b)(iv) THEREOF. THE NUMBER OF SERIES B PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SERIES B PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(b)(iv) OF THE CERTIFICATE OF DESIGNATION RELATING TO THE SERIES B PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE."

                    (b) MANDATORY CONVERSION. If any SERIES B Preferred Shares remain outstanding on the Mandatory Conversion Date (as defined below), then all such Series B Preferred Shares shall be converted as of such date in accordance with this Section 2(b) as if the Holders had given the Conversion Notice on the Mandatory Conversion Date, and the Conversion Date had been fixed as of the Mandatory Conversion Date, for all purposes of this Section 2. All Holders shall thereupon and within five (5) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company. No person shall after the Mandatory Conversion Date have any rights in respect of Series B Preferred Shares, except the right to receive shares of Common Stock on conversion thereof as provided in this Section 2. "MANDATORY CONVERSION Date" means September 30, 2003.

                    (c) FRACTIONAL SHARES. The Company shall not issue any fraction of a share of Common Stock upon any conversion of the Series B Preferred Shares. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series B Preferred Share by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                    (d) TAXES. The Company shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series B Preferred Shares.

               (3)  INABILITY TO FULLY CONVERT.

                    (a) HOLDER'S OPTION IF COMPANY CANNOT FULLY CONVERT. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock because the Company (i) does not have a sufficient number of shares of Common Stock authorized and available or (ii) is otherwise prohibited by applicable law, or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all or any portion of the Common Stock which is to be issued to a Holder pursuant to a Conversion Notice, then the Company shall issue as many restricted shares of Common Stock as it is able to issue in accordance with such Holder's Conversion Notice and, with respect to the unconverted Series B Preferred Shares, the Holder, at its sole option, can withdraw so much of the nonconverted shares contained in its Conversion Notice and retain or have retained, as the case may be, such nonconverted portion of the Series B Preferred Shares heretofore subject to the Conversion Notice.

                    (b) MECHANICS OF FULFILLING HOLDER'S ELECTION. Upon receipt by the Company of a facsimile copy of a Conversion Notice from a Holder at a time in which it is incapable of fulfilling conversion (for the reasons described in Section 3(a) above), the Company shall forthwith send via facsimile to such Holder a notice of its inability to fully convert (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate
(i) the reason why the Company is unable to fully satisfy such Holder's Conversion Notice and (ii) the number of Series B Preferred Shares which cannot be converted.

                    (c) PRO-RATA CONVERSION AND REDEMPTION. In the event the Company receives a Conversion Notice from more than one Holder on the same day and the Company can convert and redeem some, but not all, of the Series B Preferred Shares pursuant to this Section 3, the Company shall convert and redeem from each Holder electing to have Series B Preferred Shares converted and redeemed at such time an amount equal to such Holder's pro-rata amount (based on the number of Series B Preferred Shares held by such Holder relative to the number of Series B Preferred Shares outstanding) of all Series B Preferred Shares being converted and redeemed at such time.

               (4)  COMPANY REDEMPTION OPTION.

                    (a) OPTION TO REDEEM UPON TRIGGERING EVENT. In addition to all other rights of the Company contained herein, after a Triggering Event has occurred (as defined below), the Company shall have the right in accordance with this Section 4(a), at its sole option, to (i) redeem all Series B Preferred Shares at the Conversion Ratio for each Series B Preferred Share and (ii) pay to each Holder, to the extent cumulated, if at all, accrued but unpaid dividends thereon (the "TRIGGERING EVENT REDEMPTION").

                    (b) TRIGGERING EVENT. A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

                         (i)  the consolidation or merger of the Company with or
into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or pursuant to a merger after which the holders of the Company's outstanding capital stock immediately prior to the merger own a number of shares of the resulting company's outstanding capital stock sufficient to elect a majority of the resulting company's board of directors);

                         (ii)  the sale, transfer, lease, disposal or
abandonment (whether in one transaction or in a series of transactions) of all or substantially all of the Company's assets (other than a sale or transfer to an entity controlling, controlled by or under common control with the Company);

                         (iii)  a purchase, tender or exchange offer for more
than 50% of the outstanding shares of Common Stock or other voting securities of the Company is made and accepted by the holders thereof; or

                         (iv)  Company receives the statutory authority to
issue, subject to Section 2(a) hereof, Common Stock to redeem all of the Series B Preferred Shares in accordance with the Conversion Ratio.

                    (c) MECHANICS OF REDEMPTION UPON TRIGGERING EVENT. If the Company so elects within five (5) business day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof (specifying the Triggering Event) via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each Holder, notifying each Holder of its intention to redeem ("NOTICE OF REDEMPTION AT OPTION OF COMPANY UPON TRIGGERING EVENT"). Such Notice of Redemption at Option of Company Upon Triggering Event shall indicate the number of Series B Preferred Shares that the Company is redeeming.

               (5) REISSUANCE OF CERTIFICATES. In the event of a conversion or redemption pursuant to this Certificate of Designation of less than all of the Series B Preferred Shares, represented by a particular Preferred Stock Certificate if requested by the Holder, the Company shall promptly cause to be issued and delivered to the Holder of such Series B Preferred Shares a Preferred Stock Certificate representing the remaining Series B Preferred Shares which have not been so converted or redeemed.

               (6) NONRESERVATION OF SHARES. As of the date hereof, the Company is not statutorily authorized and does not have available nor has it reserved the necessary shares of Common Stock, solely for the purpose of effecting the full conversion of the Series B Preferred Shares. If, after 180 days subsequent to the Initial Issuance Date, the Company lacks the Statutory or legal capacity to issue Common Stock pursuant to a Holder's Conversion Notice, the Mandatory Conversion Date shall be automatically extended for additional and successive six month periods until such time that the Company is statutorily and legally empowered to issue Common Stock on conversion. In such event, the annual dividend (described below) which is payable on the remaining shares subject to the conversion option shall be increased and payable at the rate of 9% per annum and shall continue at such rate until such time that the Company is so statutorily empowered.

               (7) DIVIDENDS. The registered Holders of the outstanding Series B Preferred Shares shall be entitled to receive cumulative dividends at the rate of 4% per annum of the Stated Value per each Series B Preferred Share (the "DIVIDEND"). Such Dividend shall be payable quarterly in arrears on the last day of March, June, September and December of each year, commencing on December 31, 2001 (each of such dates being a "DIVIDEND PAYMENT DATE"). Such Dividend shall accrue on each Series B Preferred Share from the date of issuance of such Series B Preferred Shares (with appropriate proration for any partial dividend period) and shall accrue from day-to-day, whether or not earned or declared. Dividend payments made with respect to Series B Preferred Shares may be made, subject to the terms hereof, in cash when and as declared by the Board of Directors of the Company out of funds legally available therefor.

               (8) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series B Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the affairs of the Company, an amount per Series B Preferred Share equal to the sum of (i) Stated Value and (ii) all accrued and unpaid dividends (such sum being referred to as the "LIQUIDATION VALUE"). The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the affairs of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the affairs of the Company.

               (9) PREFERRED RANK. All shares of Common Stock of the Company shall be of junior rank to all Series B Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the affairs of the Company. All other shares of preferred stock issued or issuable shall not be of senior rank or pari passu to all Series B Preferred Shares outstanding in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the affairs of the Company. As long as the Series B Preferred Shares initially issued remain outstanding, then without the prior express written consent of the Holders of not less than a majority of the then outstanding Series B Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank or that is pari passu with the Series B Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the Holders of not less than a majority of the then outstanding Series B Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Restated Certificate of Incorporation, as amended, or bylaws, or file any resolution of the Board of Directors of the Company with the Delaware Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the Holders relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company, with or into another Corporation, if the Series B Preferred Shares are not converted or redeemed in accordance with the terms hereof, such shares shall maintain their relative powers, designations and preferences provided for herein and no such merger shall result in their rights and preferences being inconsistent herewith.

               (10) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS WITH RESPECT TO OTHER CAPITAL STOCK. Until all of the outstanding Series B Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem or declare or pay any cash dividend or distribution on its Common Stock or any other capital stock without the prior express written consent of the Holders of not less than a majority of the then outstanding Series B Preferred Shares.

               (11) VOTE TO CHANGE THE TERMS OF SERIES B PREFERRED SHARES. Any change to this Certificate of Designation or the Company's Restated Certificate of Incorporation, as amended, which would amend, alter, change or repeal any of the rights, preferences, qualifications, limitations, restrictions and special or relative rights of the Series B Preferred Shares shall require the affirmative vote at a meeting duly called for such purpose of the Holders of not less than a majority of the then outstanding Series B Preferred Shares.

               (12) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the SERIES B PREFERRED SHARES, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the Holder contemporaneously requests the Company to convert such Series B Preferred Shares into Common Stock.
                                      -7-

     C. The authorized number of shares of Preferred Stock of said corporation is 2,000,000, of which 750,000 have been authorized for a Series A Preferred Stock designation with 62,500 currently issued, outstanding and unconverted. The authorized number of shares for this Series B Convertible Preferred Stock designation of this corporation is 500,000, none of which has been issued.

          I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate are true and correct of our own knowledge.

     DATED:  September 30, 2001

                                                  /s/ Timothy M. Kardok
                                                  -----------------------
                                                  Timothy M. Kardok
                                                  President

Attest:

/s/ Michael T. Adams
-----------------------
Corporate Secretary

STATE OF FLORIDA      )
                      )      ss.
COUNTY OF BROWARD     )


     On this 30th day of September in the year 2001, before me, Jane D. Ferrell, Notary Public in and for said state, personally appeared Timothy M. Kardok, the President of Urecoats Industries Inc., a Delaware corporation, and Michael T. Adams, the Corporate Secretary of the same, both known to me to be the persons who executed the foregoing instrument on behalf of said corporation and each acknowledged to me that they executed the same for the purposes therein stated.


                                                  /s/ Jane D. Ferrell
                                                  -------------------
                                                     Notary Public

  My commission expires:
         8-12-2005
  ----------------------

                                   EXHIBIT I
                                   ---------

                            URECOATS INDUSTRIES INC.
                               CONVERSION NOTICE

Reference is made to the Certificate of Designation of Preferences (the "CERTIFICATE OF DESIGNATION") of the Series B Convertible Preferred Stock of Urecoats Industries Inc., a Delaware Corporation (the "COMPANY"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock (the "Series B Preferred Shares") of the Company indicated below into restricted shares of Common Stock, par value $.01 per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the Series B Preferred Shares specified below as of the date specified below.


Date of Conversion:
                                                --------------------------------
Series B Preferred Shares to be converted:
                                                --------------------------------
Stock certificate no(s). of Series B
Preferred Shares to be converted:               --------------------------------

Please confirm the following information:

Number of restricted shares of Common Stock
to be issued:                                   --------------------------------

The Holder of the Series B Preferred Shares hereby represents that the conversion of such shares will not require any filing or expiration of any waiting period under the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended. Please issue and deliver the restricted Common Stock and, if applicable, any check drawn on an account of the Company into which the Series B Preferred Shares are being converted in the following name and to the following address:

     Issue to:
                              -------------------------------------------------
                              -------------------------------------------------
                              -------------------------------------------------
     Facsimile Number:
                              -------------------------

     Authorization: (to be made by record Holder of Series B Preferred Shares)


                              -------------------------
                              By:
                                 ----------------------
                              Title:
                                    -------------------
Dated:
      -----------------